Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:	That a resolution was adopted by the Board of Directors of the Corporation duly setting forth the proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that it be submitted to the sole voting stockholder of the Corporation for approval and adoption. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 1(a) of ARTICLE FOURTH of the Corporation’s Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Two Million (22,000,000) shares, consisting of (i) Twenty Million (20,000,000) shares of common stock, $.001 par value per share (the “Common Stock”), and (ii) Two Million (2,000,000) shares of preferred stock, $.001 par value per share (the “Preferred Stock”), of which 20,000 has been designated Senior Preferred Stock (the “Senior Preferred Stock”).

SECOND:	Pursuant to a resolution of its Board of Directors, a meeting of stockholders of the Corporation was duly called and held on May 14, 2013, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer on this 14th day of May, 2013.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Dennis M. Oates
Name:	Dennis M. Oates
Title:	Chairman, President and Chief Executive Officer